EX. 99.1

Sonendo, Inc. Announces Preliminary Third Quarter 2024 Financial Results

Raises Full-Year 2024 Revenue Guidance

LAGUNA HILLS, Calif. - (BUSINESS WIRE) - Sonendo, Inc. (“Sonendo” or the “Company”) (OTCQX:SONX), a leading dental technology company and developer of the GentleWave® System, today announced certain unaudited preliminary financial results for the three months ended September 30, 2024.

Unaudited Preliminary Third Quarter 2024 Financial Results

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Total revenue is expected to range from $7.9 to $8.0 million
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Console revenue is expected to be approximately $1.8 million
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Procedural instrument revenue is expected to be approximately $5.1 million
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The Company once again carried over a double-digit console backlog for the third straight quarter
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Cash, cash equivalents and short-term investments at September 30, 2024 is expected to be approximately $17.3 million

“In the third quarter, we continued to effectively execute on the strategic reset we initiated earlier in the year, and we are confident in the momentum we have moving into the fourth quarter to finish the year strong,” said Bjarne Bergheim, President and Chief Executive Officer of Sonendo. “Sonendo remains committed to returning to growth, delivering improved utilization and expanding our core customer base moving forward. As such, we are very excited about the recent announcement for Sonendo’s positioning to serve as the “stalking horse” bidder to potentially acquire certain assets of Biolase, Inc. (“Biolase”) during its Chapter 11 bankruptcy proceedings. We believe that a combined company presents a unique opportunity to establish Sonendo as the leader in the endodontic space, and we look forward to providing further detail to all stakeholders as the process unfolds.”

2024 Revenue Guidance

The Company is increasing its full-year 2024 revenue guidance range to be between $31.5 million and $32.5 million. This compares to the previous revenue guidance range of $31.0 million to $32.0 million.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

EX. 99.1

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to: Sonendo’s full-year 2024 revenue guidance; its ability to finish the year strong; its potential to acquire certain assets of Biolase; and the belief that a combined company presents a unique opportunity to establish Sonendo as the leader in the endodontic space. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions; speak only as of the date they are made; and, as a result, are subject to risks and uncertainties that may change at any time. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements include, but are not limited to: the receipt of higher or better offers from competing bidders for the Biolase assets; approval of the sale by the bankruptcy court; the Company’s and/or Biolase’s ability to satisfy requisite closing conditions in the acquisition of Biolase’s assets; the scope, nature, impact or timing of the proposed acquisition, including among other things, the integration of the businesses, realization of synergies, opportunities for growth, and innovation and incurrence of related costs and expenses; future availability of credit and factors that may affect such availability, including credit market conditions and the Company’s capital structure and need to raise capital; cost reduction efforts and restructuring costs and savings; the ability to realize the intended benefits of organizational changes; risks relating to significant transaction costs; the possibility that the anticipated benefits from the proposed acquisition cannot be realized in full or at all or may take longer to realize than expected; risks associated with transaction-related litigation; the ability of the Company to hire and retain key Biolase personnel; and other risks and uncertainties more fully described in detail in our reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Preliminary Financial Information

The anticipated results discussed in this press release are based on management’s preliminary, unaudited analysis of financial results for the quarter ended September 30, 2024. As of the date of this press release, the Company has not completed its quarter-end procedures for such period, and the Company’s independent registered accounting firm has not reviewed the preliminary financial data discussed in this press release. During the course of the Company’s quarter-end closing procedures and review process, the Company may identify items that would require it to make adjustments, which may be material to the information presented above. As a result, the estimates above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

Investor Contact:

Greg Chodaczek

Gilmartin Group

ir@sonendo.com